SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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PACIFICARE HEALTH SYSTEMS, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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3120 Lake Center Drive
Santa Ana, California 92704

May 8, 2002

DEAR FELLOW STOCKHOLDERS:

We cordially invite you to attend our 2002 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 13, 2002 at 10:00 a.m. at the PacifiCare Learning and Conference Center, 3515 Harbor Boulevard, Costa Mesa, California.

At the meeting we will:

•	elect three directors,

•	approve an employee stock purchase plan,

•	consider a proposal to declassify the Board of Directors, and

•	transact other business properly coming before the meeting.

We will also report on our performance in 2001 and answer your questions.

We hope you can attend the meeting. However, if you will not be able to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important, and we appreciate your prompt completion, signature and return of the proxy card in the enclosed envelope which requires no postage.

Sincerely,

David A. Reed	Howard G. Phanstiel
Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

The 2002 Annual Meeting of Stockholders of PacifiCare Health Systems, Inc. will be held on Thursday, June 13, 2002 at 10:00 a.m. at the PacifiCare Health Systems Learning and Conference Center, 3515 Harbor Boulevard, Costa Mesa, California, to conduct the following items of business:

(1)	Elect three directors for three-year terms,

(2)	Approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan,

(3)	Consider a proposal to declassify the Board of Directors, and

(4)	Transact other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on April 19, 2002 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available at our principal executive offices located at 3120 Lake Center Drive, Santa Ana, California 92704, prior to the meeting.

By Order of the Board of Directors,

Howard G. Phanstiel
President and Chief Executive Officer

NOTICE TO PARTICIPANTS IN THE
PACIFICARE HEALTH SYSTEMS, INC.
SAVINGS AND PROFIT-SHARING PLAN

Ladies and Gentlemen:

The 2002 Annual Meeting of Stockholders will be held on Thursday, June 13, 2002 at 10:00 a.m. at the PacifiCare Health Systems Learning and Conference Center, 3515 Harbor Boulevard, Costa Mesa, California 92626. The stockholders will be asked to consider and vote on the following items of business:

(1)	Elect three directors for three-year terms,

(2)	Approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan,

(3)	Consider a proposal to declassify the Board of Directors, and

(4)	Transact other business properly coming before the meeting.

As a participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, or 401(k) Plan, you have certain voting rights in PacifiCare’s common stock. The proxy statement is being mailed to 401(k) Plan participants who have rights in PacifiCare’s common stock as of the close of business on April 19, 2002.

Wells Fargo Bank is the trustee of the 401(k) Plan and holds all shares of PacifiCare’s common stock allocated to the Plan. The 401(k) Plan requires the Trustee to solicit voting instructions from you and to vote your shares of common stock in accordance with your instructions. Under the 401(k) Plan, you are designated as a “named fiduciary” for voting purposes and as a named fiduciary, you are entitled to instruct the Trustee as to how to vote all shares of PacifiCare common stock allocated to your Plan account.

You should understand that by signing and returning the enclosed Voting Instruction Card, you are accepting the designation as a named fiduciary of the 401(k) Plan. Accordingly, you should exercise your voting rights prudently.

Confidential Instructions

The attached proxy statement provides you with the biographies of the three Director nominees. For your information, as explained in the attached proxy statement, the Board of Directors recommends a vote for these three nominees.

The proxy provides a summary of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan. The Board also recommends a vote to approve this plan.

The proxy also provides a description of the proposal to declassify the Board of Directors. The Board recommends a vote against this proposal.

The Trustee, however, makes no recommendation with respect to your voting decisions.

In your complete discretion, you may follow PacifiCare’s Board of Directors’ recommendations or you may vote differently on any or all issues.

As provided in the 401(k) Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

How The Votes Are Counted

If the trustee receives a voting instruction card from you on time, it will vote the shares of common stock allocated to your plan account as you instruct. If the trustee does not receive a voting instruction card from you on time, the trustee will vote the shares of common stock allocated to your plan account in accordance with the instructions of the other participants who provide timely voting instructions to the trustee. If you sign and timely return a voting instruction card without indicating a vote, the trustee will vote the shares of common stock allocated to your plan account in accordance with PacifiCare’s Board of Directors’ recommendations listed above.

Complete Your Voting

Mellon Investor Services has been asked to receive and tabulate your voting instructions on behalf of the Trustee. For your voting instructions to the Trustee to be effective, you must complete, sign and date the accompanying voting instruction card and return it to Mellon Investor Services in the enclosed pre-addressed envelope that requires no postage. Your voting instruction card must be received no later than the close of business on June 10, 2002. Your prompt cooperation is greatly appreciated.

Wells Fargo Bank (Trustee)                                                                 May 8, 2002

i

PROXY STATEMENT

As a stockholder of PacifiCare Health Systems, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to PacifiCare Health Systems, Inc. as “PacifiCare,” or the “Company.” We also refer to this proxy statement, the proxy card and our 2001 annual report as the “proxy materials.”

The Board of Directors is sending proxy materials to you and all other stockholders on or about May 8, 2002. The Board is asking you to vote your shares by completing, signing and returning the proxy card.

This proxy statement includes summary information on PacifiCare’s financial performance. This information is historical and is not predictive of future results.

QUESTIONS AND ANSWERS

Who Can Vote At The Annual Meeting?

Stockholders who owned PacifiCare common stock on April 19, 2002 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 34,815,400 shares of PacifiCare common stock outstanding on April 19, 2002.

What Is In This Proxy Statement?

This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals, as well as other information, so that you can make an informed decision.

What Is The Proxy Card?

The proxy card enables you to appoint David A. Reed and Howard G. Phanstiel as your representatives at the annual meeting. By completing, signing and returning the proxy card, you are authorizing Mr. Reed and Mr. Phanstiel to vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card before the meeting date just in case your plans change.

What Am I Voting On?

We are asking you to vote on:

•	the election of three directors for a term of three years,

•	a proposal to approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan, and

•	a proposal to declassify the Board of Directors.

The section appearing later entitled “Proposals To Be Voted On” gives you more information on the director nominees, the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan, and the proposal to declassify the Board of Directors.

How Do I Vote?

You may vote by mail.    You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of Mr. Reed and Mr. Phanstiel, if a proposal comes up for a vote at the meeting that is not on the proxy card.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the three named nominees for director,

•	for approval of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan,

•	against the proposal to declassify the Board of Directors, and

•	according to the best judgment of Mr. Reed and Mr. Phanstiel, if a proposal comes up for a vote at the meeting that is not on the proxy card.

You may vote in person at the meeting.    We will pass out written ballots to stockholders who want to vote in person at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

How Do I Vote My 401(k) Plan Shares?

You will receive a separate voting instruction card for the shares allocated to you under the PacifiCare 401(k) Plan. By completing the voting instruction card that came with your proxy statement, you provide voting instructions to Wells Fargo & Company, the Plan’s Trustee, for the shares you hold through the 401(k) Plan.

If the Trustee does not receive voting instructions from you, the Trustee may vote the shares allocated to you under the 401(k) Plan in the same proportion as the shares voted by all other 401(k) Plan participants. If the Trustee receives a signed but not completed voting instruction card, the Trustee will vote the shares according to the Board’s recommendations.

What Does It Mean If I Receive More Than One Proxy Card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete, sign and return all proxy cards to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

What If I Change My Mind After I Return My Proxy?

You may revoke your proxy and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

Will My Shares Be Voted If I Do Not Return My Proxy?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange rules to vote customers’ unvoted shares on some “routine” matters. Under these rules, all of the proposals described later under “Proposals To Be Voted On” except the stockholder proposal to declassify the Board of Directors are considered routine matters.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

How Many Shares Must Be Present To Hold the Meeting?

To hold the meeting and conduct business, a majority of PacifiCare’s outstanding shares as of April 19, 2002 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy.

How Many Votes Must The Nominees Have To Be Elected As Directors?

The three nominees receiving the highest number of votes for election will be elected as directors. This number is called a plurality.

How Many Votes Must The PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan Receive To Be Approved?

The PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan will be approved if holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the matter vote for approval.

How Many Votes Must The Proposal To Declassify The Board of Directors Receive To Be Approved?

The proposal to declassify the Board of Directors will be approved if holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the matter vote for approval. As this proposal is only a recommendation, approval of the proposal will not automatically result in the declassification of the Board of Directors.

What Happens If A Nominee Is Unable To Stand For Election?

The Board may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy, David A. Reed and Howard G. Phanstiel can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

How Are The Votes Counted?

You may vote either “for” each director nominee, or withhold your vote from any one or more of the nominees.

You may vote “for” or “against” the proposal to approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan, or “abstain” from voting on the proposal. If you abstain from voting, it will have the same effect as a vote “against” the proposal. Broker non-votes are not counted as voting on the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.

You may vote “for” or “against” the proposal to declassify the Board of Directors, or “abstain” from voting on the proposal. If you abstain from voting, it will have the same effect as a vote “against” the proposal. Broker non-votes are not counted as voting on the proposal to declassify the Board of Directors.

If you give your proxy without voting instructions, your shares will be counted as a vote for each director nominee, for the proposal to approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan, and against the proposal to declassify the Board of Directors. Voting results are tabulated and certified by our transfer agent, Mellon Investor Services.

Is My Vote Kept Confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where Do I Find The Voting Results Of The Meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ended June 30, 2002. We will file that report no later than August 14, 2002 with the Securities and Exchange Commission. You can get a copy by contacting our Investor Relations Hotline at (800) 631-0969 or the SEC at (800) SEC-0330 for the location of its nearest public reference room.

You can also get a copy of the voting results on the Internet at www.pacificare.com by clicking on “Investor Relations>>SEC Filings” or through the SEC’s electronic data system called EDGAR at www.sec.gov.

How Do I Receive An Annual Report?

PacifiCare will provide, without charge, a copy of its Annual Report on Form 10-K as filed with the SEC, to any stockholder entitled to receive this proxy statement. Requests should be addressed to Investor Relations, PacifiCare at P.O. Box 25186, Santa Ana, California 92799-5186. The request must include a representation that the person making the request was a PacifiCare stockholder on April 19, 2002.

You can also get a copy of our Annual Report on the Internet at www.pacificare.com by clicking on “Investor Relations>>2001 Annual Report.”

PROPOSALS TO BE VOTED ON

1.    Election of Directors

Nominees for directors this year are Bradley C. Call, Howard G. Phanstiel and Lloyd E. Ross. Their biographies are on pages 8 and 9.

The Board recommends a vote for these nominees.

Each nominee is presently a director of PacifiCare and has consented to serve a new three-year term.

2.    Pacificare Health Systems, Inc. 2001 Employee Stock Purchase Plan

We are asking you to approve the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.

The Plan is intended to provide employees an opportunity to purchase our common stock through payroll deductions. The Plan will assist us in retaining the services of our employees, attracting and retaining services of new employees, and providing incentives for employees to exert maximum efforts towards the success of PacifiCare.

Under the Plan, eligible employees who elect to participate may have up to 15% of their after-tax earnings withheld and applied to the purchase of our common stock. The purchase price under the Plan is 85% of the lower of the market price of our common stock on the offering date (generally the first day of each offering period, except for the first offering period where the date used may be the date on which stockholder approval of the Plan is obtained), or on the purchase date. Each offering period is two years, and there are four purchase dates within each offering period. Purchase dates are the last day of each six-month purchase period within the offering period.

A more detailed description of the Plan can be found in Appendix B — Description of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.

The Board recommends a vote for the approval of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.

3.    Stockholder’s Proposal to Declassify the Board of Directors

The New York City Police Department Pension Fund, 1 Centre Street, New York, New York 10007, owns 14,387 shares of our common stock and has submitted the following proposal for consideration in this Proxy Statement. We are not responsible for any of the contents of the language of the proposal by the stockholder, which is included below in italics and between quotation marks. The Board unanimously opposes this proposal by the stockholder for the reasons stated in the “PacifiCare’s Board of Directors’ Statement in Opposition of This Proposal,” which follows the stockholder’s proposal.

“Submitted on behalf of the New York City Police Department Pension Fund by Alan G. Hevesi, Comptroller of the City of New York.

BE IT RESOLVED, that the stockholders of the PacifiCare Health Systems, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

STOCKHOLDER’S STATEMENT IN SUPPORT OF THIS PROPOSAL

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified Boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

PACIFICARE’S BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION OF THIS PROPOSAL

The Company currently has three classes of directors, with members of each class serving three-year terms. A classified Board offers important advantages to stockholders and is the method of governance used by the majority of Fortune 500 companies. The Board believes that a classified Board enhances continuity and stability in the Company’s management and policies since a majority of the directors at any given time will have had prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term strategic planning thereby enhancing the Company’s value to stockholders. Moreover, this continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment and to provide effective oversight of the Company’s corporate governance and public reporting.

In the opinion of the Board, directors of a classified Board are just as accountable to stockholders as those on a Board elected annually. The stockholders have the opportunity annually to vote against one-third of the directors as a way of expressing any dissatisfaction with the Board or management. The entire Board can be replaced in the course of three annual meetings, all held within approximately two years. The Board disagrees with any suggestion that directors feel less accountable to the stockholders in years when they do not face re-election and allow the timing of elections to affect the director’s attention to issues facing the Company. The Board understands that it should be responsive to stockholders and has taken steps to assure corporate accountability through measures such as maintaining a majority of non-employee directors (currently, nine out of ten) and having only independent, outside directors on the audit committee. We also have a standing governance and nominating committee that reviews the performance and contributions of each director on an annual basis, nominates directors and recommends changes to the Board’s composition.

Additionally, in the event of an unfriendly or unsolicited effort to take over or restructure the Company, the classified Board structure facilitates the Board’s ability to obtain the best outcome for stockholders by giving the Company time to negotiate with the entity seeking to gain control of the Company and to consider alternative proposals. Declassification of the Board would allow the hostile suitor to seek to replace at least a majority of the directors with directors who are friendly to the hostile suitor and then dictate the terms of the deal. Classified Boards do not preclude successful takeover offers; they enhance the Board’s ability to negotiate for favorable terms. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from parties seeking to benefit themselves at the expense of the Company and, more importantly, its stockholders.

Approval of the proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation. Eliminating the classified Board would require action by the Board to amend the Amended and Restated Certificate of Incorporation and then approval of the amendment by the affirmative vote of a majority of the shares entitled to vote.

The Board has determined that the benefits of the classified Board are still valid and that it is in the best interests of the Company and its stockholders to keep the classified Board.

The Board recommends a vote against the proposal to declassify the Board of Directors.

Other Business

The Board knows of no other business to be considered at the meeting. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have completed, signed and returned your proxy card,

then David A. Reed and Howard G. Phanstiel will, with your proxy, vote your shares on those matters according to their best judgment.

THE BOARD OF DIRECTORS

Biographies

BRADLEY C. CALL, age 59 • Director since 1997 • Nominee for reelection • Class II Director
Mr. Call was appointed to our Board in 1997 and has been the Managing Director of JMW Capital Partners, Inc. — Southern California Region since November 2001. Mr. Call was President and Chief Executive Officer of Stellex Aerospace, Inc., a privately held aerospace component manufacturing firm with multiple plant operations throughout the U.S., from 1988 to 2001. Mr. Call was a Director of UniHealth Foundation from 1998 until June 2001, when he resigned.

SHIRLEY S. CHATER, Ph.D., age 69 • Director since August 2001 • Term expires in 2004 • Class III Director
Dr. Chater was appointed to our Board in August 2001. Dr. Chater has been an independent management consultant serving colleges, universities and foundations including the Robert Wood Johnson Foundation and the Canadian Health Services Research Foundation since 1998. From 1997 to 1998, Dr. Chater served as Regent’s Professor for the University of California. Dr. Chater served as the Commissioner of the U.S. Social Security Administration from 1993 to 1997 and as a member of the board of the Social Security and Medicare Trust Fund from 1994 to 1997.

TERRY O. HARTSHORN, age 57 • Director since 1985 • Term expires in 2004 • Class III Director	Mr. Hartshorn was appointed to our Board in 1985 and was Chairman of our Board from 1993 to 1998 and President and Chief Executive Officer of UniHealth from 1994 to 1997.

ARTHUR B. LAFFER, Ph.D., age 61 • Director since February 2001 • Term expires in 2003 • Class I Director
Dr. Laffer was appointed to our Board in February 2001. Dr. Laffer has served as the founder and Chairman of Laffer Associates, an economics research and consulting firm that provides investment research services to institutional asset managers, since 1979. Dr. Laffer has also served as the founder and Chairman of Laffer Advisers, Inc., an investment advisor and broker-dealer, since 1981, and founder and Chairman of Laffer Investments, an institutional investment management company, since 2000. Dr. Laffer is a member of the board of directors of MasTec, Inc., Neff Corp., OxiGENE, Inc., Nicholas-Applegate Growth Equity Fund and Vivendi Environnement.

GARY L. LEARY, age 67 • Director since 1989 • Term expires in 2003 • Class I Director
Mr. Leary was appointed to our Board in 1989 and is an independent business and legal consultant. From 1998 through 1999, Mr. Leary served as an Executive Vice President and President of UniHealth Foundation. He was also Executive Vice President and General Counsel to UniHealth Foundation from 1998 to 2000, and its predecessor, UniHealth, from 1992 to 1998. From 1961 to 1992, Mr. Leary was engaged in the private practice of law, with emphasis on corporate and health care law.

SANFORD M. LITVACK, age 65 • Director since February 2001 • Term expires in 2004 • Class III Director
Mr. Litvack was appointed to our Board in February 2001. In March 2001, Mr. Litvack rejoined the international law firm of Dewey Ballantine LLP where he specializes in complex litigation and antitrust matters. During his original tenure with the firm, he was a member of the executive committee and Chairman of the Litigation Department. Mr. Litvack served as Vice Chairman of the board of directors of Walt Disney Co. from 1999 to 2000. Mr. Litvack continues at the Walt Disney Co. part-time in an executive role. From 1994 through 1999, Mr. Litvack served as Senior Vice President and Chief of Corporate Operations of Walt Disney Co. Mr. Litvack is a member of the board of directors of Euro Disney S.C.A., Compaq Computer Corporation and Cyber Capital. Mr. Litvack is also a member of the board of directors of Antigenics Inc. and a member of its compensation committee.

HOWARD G. PHANSTIEL, age 53 • Director since October 2000 • Nominee for reelection • Class II Director
Mr. Phanstiel was appointed President and Chief Executive Officer in December 2000 after having served as acting Chief Executive Officer and director since October 2000. Mr. Phanstiel was appointed Executive Vice President and Chief Financial Officer in July 2000. Prior to that, Mr. Phanstiel was an executive of NetCatalyst from January 2000 to June 2000, Chairman and Chief Executive Officer of ARV Assisted Living, Inc. from 1997 to 1999, and Executive Vice President of Finance and Information Services at WellPoint Health Networks Inc. from 1994 to 1997. Mr. Phanstiel has served as a member of the board of directors of Wedbush Morgan Securities since January 2000.

WARREN E. PINCKERT II, age 58 • Director since 1985 • Term expires in 2003 • Class I Director
Mr. Pinckert was appointed to our Board in 1985 and has been President, Chief Executive Officer and a member of the board of directors of Cholestech Corporation, a medical device manufacturing firm, since 1993. Mr. Pinckert is a certified public accountant.

DAVID A. REED, age 69 • Director since 1992 • Term expires in 2003 • Class I Director
Mr. Reed has been Chairman of the Board since 1999 and a member of our Board since 1992. Mr. Reed currently is the President of DAR Consulting Group, and previously served as chairman of the American Hospital Association. Mr. Reed is a member of the board of directors of In Vitro International and Medstone International Inc.

LLOYD E. ROSS, age 61 • Director since 1985 • Nominee for reelection • Class II Director
Mr. Ross was appointed to our Board in 1985 and is Chairman of the board of American States Water Company. Mr. Ross was Managing Partner of InverMex, L.P. from 1996 to 1997. Prior to that, Mr. Ross served as Vice President/Division Manager of SMI Corporation, a division of ARB, Inc., a commercial and industrial building company.

The information given in this proxy statement concerning the directors is based on statements made or confirmed to PacifiCare by or on behalf of such directors, except to the extent that such information appears in its records.

Number of Directors and Terms

PacifiCare currently has one employee director and nine non-employee directors. Three directors are nominees for election this year. The other directors will continue to serve the terms described in their biographies.

Our directors serve staggered terms. This is accomplished as follows:

•	each director serves a three-year term,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

Compensation Committee Interlocks and Insider Participation

During 2001, none of the members of the Compensation Committee was an officer (or former officer) or employee of PacifiCare or any of its subsidiaries. In addition, during 2001, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or the Compensation Committee.

BOARD AND COMMITTEE MEETINGS

The Board held 15 regular meetings in 2001. Except for Dr. Laffer, each director attended at least 75 percent of all Board and applicable committee meetings during 2001. This table describes the Board’s committees.

NAME OF COMMITTEE AND MEMBERS	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2001

EXECUTIVE Terry O. Hartshorn Howard G. Phanstiel Warren E. Pinckert II David A. Reed(1) Lloyd E. Ross	• evaluates strategic alliances and transactions • implements and monitors the strategic direction of PacifiCare • provides leadership and oversight of PacifiCare • performs all of the functions of the Board of directors that can be delegated to a committee between meetings of the Board	7

AUDIT, FINANCE and ETHICS Bradley C. Call Gary L. Leary Sanford M. Litvack Warren E. Pinckert II(1)	• confers with independent accountants • makes recommendations to the Board concerning acceptance of accountants’ reports and accounting policies and procedures • reviews financial plans and operating results • oversees PacifiCare’s ethics and internal audit programs • oversees PacifiCare’s legal compliance	8

COMPENSATION Shirley S. Chater, Ph.D. Terry O. Hartshorn David A. Reed Lloyd E. Ross(1)	• establishes compensation for the five most highly compensated executive officers, including the chief executive officer • reviews compensation recommendations for presidents of subsidiary operating units and executive officers with salaries in excess of $250,000 • administers and determines contributions to the employee benefit plans and performance incentive plans	8

GOVERNANCE and NOMINATING Terry O. Hartshorn(1) Arthur B. Laffer, Ph.D. Gary L. Leary David R. Reed Lloyd E. Ross	• evaluates the performance of each Board member and committee • reviews the composition of the Board and structure and charter of each committee • recommends director nominees • does not consider nominees recommended by stockholders of PacifiCare	4

REAL ESTATE Bradley C. Call Gary L. Leary Sanford M. Litvack(1)	• reviews leases, acquisitions and dispositions of real property • makes recommendations to the Board concerning significant real property transactions	2

(1)	Chairperson

DIRECTOR COMPENSATION

We do not pay directors who are also employees additional compensation for their service as directors. For compensation purposes, Board years begin each July 1 and end June 30. For the 2001–2002 Board year, compensation for non-employee directors included the following:

Cash Compensation

•	an annual retainer of $40,000,

•	$1,200 to directors for each Board meeting attended (telephone attendance is paid at 50%),

•	$1,000 to directors for each Board committee meeting attended (telephone attendance is paid at 50%),

•	$2,400 to the chairman for each Board meeting attended (telephone attendance is paid at 50%),

•	$2,000 to committee chairpersons for each Board committee meeting attended (telephone attendance is paid at 50%), and

•	expenses for attending Board and Board committee meetings.

In 2001, the Board approved an increase of $5,000 in the annual retainer for a total annual retainer equal to $40,000. This increase was retroactive to July 1, 2000. Dr. Laffer and Mr. Litvack received a pro-rata amount of the annual retainer for their service on the Board from February 2001 through June 2001. Each non-employee director, other than Dr. Laffer and Mr. Litvack, was given the choice of receiving the additional $5,000 retainer payment, for the 2000–2001 Board year, in cash or in nonqualified options to purchase shares of our common stock. All of the directors elected to receive options. The number of shares underlying the options was calculated based on a formula where the cash amount was multiplied by a factor of four, then divided by the closing price of our common stock on the Nasdaq National Market on February 5, 2001. Based on this formula, each director was granted options to purchase 784 shares with an exercise price of $25.50 per share.

Stock Units

Beginning with the 2001–2002 Board year (with Board years beginning in July), each non-employee director has the ability to receive one-half of his or her annual retainer, or $20,000, in deferred stock units. Any amounts deferred are converted into units of our common stock. In 2002, a risk premium will be applied to all amounts deferred. The number of stock units are equal to the amount of annual retainer deferred, multiplied by a risk premium, then divided by the closing price of our common stock on the Nasdaq National Market on the date the annual retainer would have been paid but for the deferral. For the 2002–2003 Board year, the risk premium is 40%. Distributions are made in shares of our common stock. Beginning with the 2002–2003 Board year, each director will be encouraged to defer one-half of the annual retainer payment in stock units until they have accumulated the suggested minimum ownership level of 2,000 shares each. This minimum suggested ownership level was approved by the Board in 2001.

Stock Options

In 2001, under the 2000 Non-Employee Directors Stock Option Plan, each director received an annual, automatic grant of nonqualified options to purchase 5,000 shares of our common stock, with an exercise price equal to 100% of the fair market value of our common stock on the grant date. The chairman received 10,000 options. These options were granted on June 29, 2001 with an exercise price of $16.30 per share.

As an incentive to defer one-half of the 2001 annual retainer payment in stock units, each non-employee director, other than Dr. Laffer and Mr. Litvack, received a discretionary grant of nonqualified options to purchase 10,000 shares of our common stock. These options were granted on February 5, 2001 with an exercise price of $25.50 per share.

Beginning in July 2001, each non-employee director had the ability to receive half of his or her annual retainer, or $20,000, in stock options rather than cash. The number of shares underlying the options granted are calculated based on a formula where the cash amount is multiplied by a factor of four, then divided by the closing price of our common stock on the Nasdaq National Market on July 1 of each year. Based on this formula, Mr. Hartshorn, Mr. Leary, Mr. Reed and Mr. Ross were granted options to purchase 4,994 shares with an exercise price of $16.02 per share. Dr. Chater, who joined the Board in August, was granted 5,365 options on August 1, 2001 with an exercise price of $13.67 per share.

The Plan also provides for an automatic grant of nonqualified stock options to purchase 25,000 shares of our common stock to new directors when first elected to the Board. In 2001, the Board approved an increase in the number of options granted to new directors from 10,000 shares to 25,000 shares. These options were awarded to Dr. Laffer, Mr. Litvack and Dr. Chater, who joined the Board in 2001.

Nonqualified stock options granted under the non-employee director stock option plans:

•	vest immediately on the grant date,

•	the underlying common stock may not be sold within the first six months after the grant date, and

•	may not be exercised after the expiration of 10 years from the option grant date.

Grants under the Plan are subject to the condition that during the previous 12 months, the director must have served on the Board continuously, and was not eligible to receive awards under the employee stock option plans.

Other Benefits

Beginning in 2001, each director was eligible, at their election, to receive medical and dental coverage under our health care programs. The benefits received in 2001 were valued at approximately $900 for Mr. Call, $200 for Dr. Chater, $7,800 for Mr. Hartshorn, $300 for Mr. Leary, $700 for Mr. Reed and $4,300 for Mr. Ross.

Chairman of the Board

During 2001, Mr. Reed received $125,000 for his services as chairman under a consulting agreement. Effective January 2002, Mr. Reed will receive $75,000 annually for his consulting services to PacifiCare. In addition to the annual consulting fees, Mr. Reed also received all of the items described under Cash Compensation. Under the terms of the agreement, Mr. Reed will continue his term as chairman until the earlier of:

•	his resignation from or failure to be reelected as chairman,

•	a written election to terminate the agreement by us or Mr. Reed,

•	automatic termination or breach of the agreement, or

•	nonpayment of Mr. Reed’s annual compensation by us.

Under the agreement, Mr. Reed is also entitled to receive 10,000 options for the annual, automatic grant of options to non-employee directors.

PRINCIPAL STOCKHOLDERS

This table shows how much of our common stock is owned by the directors, named executive officers listed under “Summary Compensation Table” and owners of more than 5% of our outstanding common stock, as of March 31, 2002.

Amount and Nature of Shares Beneficially Owned

Name	Number Of Shares Owned (1)	Right To Acquire (2)	Percent Of Outstanding Shares (3)
Capital Group International, Inc. (4)	4,383,660	—	12.6
PIMCO Equity Advisors LLC (5)	3,617,800	—	10.4
FMR Corp. (6)	3,436,700	—	9.9
Par Capital Management, Inc. (7)	2,240,900	—	6.5
AXA Financial, Inc. (8)	2,182,953	—	6.3
David A. Reed	1,000	74,944	*
Howard G. Phanstiel	32,773	125,000	*
Bradley C. Call	1,000	49,534	*
Shirley S. Chater, Ph.D.	—	35,365	*
Terry O. Hartshorn	204,732	114,528	*
Arthur B. Laffer, Ph.D.	—	34,994	*
Gary L. Leary	1,000	62,528	*
Sanford M. Litvack	—	34,994	*
Warren E. Pinckert II	1,632	57,534	*
Lloyd E. Ross	5,600	62,528	*
Bary G. Bailey	2,746	100,000	*
Bradford A. Bowlus	6,628	287,338	*
Gregory W. Scott	6,427	37,500	*
John F. Fritz	30,473	7,500	*

All Directors and Executive Officers as a Group (9) (19 persons)	387,181	1,316,987	4.7

*	Less than 1%
(1)	Includes shares for which the named person:
•	has sole voting and investment power,
•	has shared voting and investment power with his or her spouse, or
•	holds in an account under the PacifiCare Savings and Profit-Sharing Plan, unless otherwise indicated in the footnotes.
(2)	Shares that can be acquired through stock option exercises or stock unit distributions through May 30, 2002.
(3)	The percentage of beneficial ownership is based on 34,670,900 shares of common stock outstanding as of March 31, 2002.
(4)
Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 14, 2002. The address of Capital Group International, Inc. is 11100 Santa Monica Boulevard, 15th Floor, Los Angeles, California 90025.

(5)
Based on information contained in a report on Schedule 13-G filed with the SEC on February 13, 2002. The address of PIMCO Equity Advisors LLC is 1345 Avenue of the Americas, 49th Floor, New York, New York 10105.

(6)	Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 14, 2002. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts, 02109.
(7)
Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 14, 2002. The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111.

(8)	Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 12, 2002. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.
(9)	In addition to the officers and directors named in this table, five other executive officers are members of the group.

EQUITY-BASED INSTRUMENTS HELD BY MANAGEMENT

The following table shows the equity-based instruments held by our directors and executive officers as of March 31, 2002. This table includes the number of shares of our common stock underlying: (1) all stock options held by our directors and executive officers, including options not exercisable within 60 days, and (2) the deferred stock units granted to our directors under the 2000 Non-Employee Directors Stock Plan and to our executive officers under our stock unit deferred compensation plan. For further discussion of the 2000 Non-Employee Directors Stock Plan, refer to “Director Compensation,” and for further discussion of the stock unit deferred compensation plan, refer to “Summary Compensation Table.” Directors and executive officers are not entitled to receive distributions of deferred stock units held, or to vote the shares except as described in the 2000 Non-Employee Directors Stock Plan and the stock unit deferred compensation plan.

Name	Number of Stock Options Held (#)	Exercise Price Range Per Share ($/SH)	Number of Deferred Stock Units Held (#)	Distribution Price Range/Share ($/SH)	Total Equity-Based Instruments Held (#)
Directors
David A. Reed	84,528	16.02- 87.00	1,249	16.02	85,777
Bradley C. Call	50,784	16.30- 79.50	1,249	16.02	52,033
Shirley S. Chater, Ph.D.	35,365	13.67	1,464	13.67	36,829
Terry O. Hartshorn	115,778	16.02- 85.25	1,249	16.02	117,027
Arthur B. Laffer, Ph.D.	34,994	16.02- 38.50	—	—	34,994
Gary L. Leary	63,778	16.02- 87.00	1,249	16.02	65,027
Sanford M. Litvack	34,994	16.02- 38.50	1,249	16.02	36,243
Warren E. Pinckert II	58,784	16.30- 87.00	1,249	16.02	60,033
Lloyd E. Ross	63,778	16.02- 87.00	1,249	16.02	65,027

Executive Officers
Howard G. Phanstiel	900,000	12.06- 57.88	16,800	15.00	916,800
Bary G. Bailey	525,000	12.06- 57.88	3,850	15.00	528,850
Bradford A. Bowlus	778,500	16.38-114.00	14,745	15.00-79.50	793,245
Gregory W. Scott	300,000	17.31- 18.38	8,169	15.00	308,169
John F. Fritz	60,000	17.31- 17.77	3,938	15.00	63,938
All Directors and Executive Officers as a Group (1) (19 persons)	3,914,854	12.06-114.00	79,479	13.67-79.50	3,994,333

(1)	In addition to the directors and officers named in this table, five other executive officers are members of this group.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for PacifiCare’s common stock(1), the Managed Care Peer Group(2), the Standard & Poor’s 500 Index and the Standard & Poor’s Health Care Composite Index(3), each of which assumes an initial value of $100.

Comparison of Five-year Cumulative Total Return

	9/96	12/97(4)	12/98	12/99	12/00	12/01
PacifiCare Health Systems, Inc.	$100	$61	$92	$61	$17	$19
Managed Care Peer Group	$100	$119	$139	$141	$264	$255
Standard & Poor’s 500 Index	$100	$144	$186	$225	$204	$180
Standard & Poor’s Health Care Composite Index	$100	$151	$217	$199	$270	$240

(1)
For June 1999 and prior, our cumulative total returns are based on the performance of our Class B common stock. In June 1999, our Class A common stock and Class B common stock were combined and reclassified to a single class of common stock.

(2)
The Managed Care Peer Group comprises the following publicly traded managed care companies: Aetna, Inc., CIGNA Corporation, Coventry Corporation, First Health Group Corp., Health Net, Inc. (formerly known as Foundation Health Systems, Inc.), Humana, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Inc., United HealthGroup, Incorporated, WellPoint Health Networks Inc., and PacifiCare. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

(3)	Effective January 1, 2002, the Standard & Poor’s Health Care Composite Index was terminated. Going forward, we will use the Managed Care Peer Group as our industry index.
(4)	We converted from fiscal year-end to calendar year-end reporting for the year ended December 31, 1997.

SUMMARY COMPENSATION TABLE

This table shows, for the last three years, compensation information for our Chief Executive Officer and the next four most highly compensated executive officers. We refer to each of these officers as a “named executive officer.”

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Howard G. Phanstiel (6)	2001	900,001	360,000	95,642	—	—	—	75,396
President and	2000	259,808	450,000	9,962	—	500,000	—	8,423
Chief Executive Officer	1999	—	—	—	—	—	—	—
Bradford A. Bowlus	2001	600,001	180,144	101,534	—	150,000	—	50,162
Executive Vice President	2000	600,001	200,000	—	—	100,000	—	45,100
and President and CEO,	1999	501,923	449,856	188,953	—	140,000	75,504	43,908
PacifiCare Health Plans
Bary G. Bailey (6)	2001	550,002	165,000	249,034	—	—	—	24,396
Executive Vice President,	2000	219,231	250,000	—	—	400,000	—	5,920
Pharmacy and Technology	1999	—	—	—	—	—	—	—
Gregory W. Scott (7)	2001	471,155	275,050	140,170	—	150,000	—	17,665
Executive Vice President and	2000	—	—	—	—	—	—	—
Chief Financial Officer	1999	—	—	—	—	—	—	—
John F. Fritz (7)	2001	352,391	532,850	42,917	728,108	60,000	—	18,595
Senior Vice President and	2000	—	—	—	—	—	—	—
Chief Actuary	1999	—	—	—	—	—	—	—

(1)
The amounts shown in this column include bonuses awarded and accrued during the years earned, but paid in the following year under our annual incentive plan. Additionally, this column includes signing bonuses totaling $100,000 for Mr. Phanstiel in 2000, $100,000 for Mr. Scott in 2001 and $364,100 for Mr. Fritz in 2001.

(2)
“Other Annual Compensation” includes a risk premium applied to amounts deferred under our stock unit deferred compensation plan (explained below). Additionally, this column includes loan forgiveness, relocation expenses and other perquisites as shown in the following chart.

	Forgiveness of Loan	Relocation Expenses	Other Perquisites			Total
	2001	2001	2001	2000	1999	2001	2000	1999
Mr. Phanstiel	$—	$—	$23,642	$9,962	$—	$23,642	$9,962	$—
Mr. Bowlus	—	—	65,505	—	44,999	65,505	—	44,999
Mr. Bailey	212,599	—	19,975	—	—	232,534	—	—
Mr. Scott	—	82,116	23,044	—	—	105,160	—	—
Mr. Fritz	—	—	26,042	—	—	26,042	—	—

SEC regulations exclude from reporting requirements a named executive officer’s perquisites if their value in any year does not exceed the lesser of (a) $50,000 or (b) 10% of the total of the named executive officer’s annual salary and bonus for that year.

Under the stock unit deferred compensation plan, executive officers may defer all or a portion of their annual bonus. The Chief Executive Officer may also defer all or a portion of his salary. Amounts deferred are converted into units of our common stock. The number of stock units converted is equal to the amount of bonus or salary deferred, multiplied by a risk premium, then divided by the price of our common stock on the Nasdaq National Market on a predetermined date. The stock price is based on a date selected by the Compensation Committee. Distributions are made in shares of our common stock. In 2001, 2000 and 1999, the risk premium applied to amounts deferred was 40%. Stock unit activity for the named executive officers was as follows:

		Amount Deferred ($)	Risk Premium ($)	Stock Units (#)
Mr. Phanstiel	2001	180,000	72,000	16,800
Mr. Bowlus	2001	90,072	36,029	8,407
	1999	359,885	143,954	6,338
Mr. Bailey	2001	41,250	16,500	3,850
Mr. Scott	2001	87,525	35,010	8,169
Mr. Fritz	2001	42,188	16,875	3,938

(3)
On January 31, 2001, we granted Mr. Fritz 29,951 shares of restricted common stock as part of his compensation package for joining PacifiCare as an executive officer. The shares vest in equal installments on May 1, 2002 and 2003. As of December 31, 2001, the shares underlying this grant had a fair market value of $479,216.

(4)
Includes amounts awarded and accrued under our Long-Term Performance Incentive Plan during the years earned, but paid in the following year. In 1999, the last performance cycle of the Plan, 60% of the awards were paid in cash and 40% of the awards were paid in shares of common stock. The shares of common stock distributed were valued at $45.13 per share in 1999 (the fair market values of the common stock at the time the payments were awarded). Mr. Bowlus was awarded 669 shares, and was paid cash totaling $45,302.

(5)	Represents our contributions under the Amended and Restated PacifiCare Health Systems, Inc. Savings and Profit-Sharing (401(k)) Plan, and the Statutory Restoration Plan as follows:

	401(k) Plan			Statutory Restoration Plan
	2001	2000	1999	2001	2000	1999
Mr. Phanstiel	$10,200	$8,423	$—	$64,800	$—	$—
Mr. Bowlus	9,889	10,200	12,759	39,877	34,610	30,859
Mr. Bailey	5,100	2,960	—	18,900	2,960	—
Mr. Scott	7,408	—	—	9,993	—	—
Mr. Fritz	5,100	—	—	13,231	—	—

All of our employees who have completed 3½ months of continuous service are eligible to participate in the 401(k) Plan. The Statutory Restoration Plan allows participants to defer the portion of their pay that otherwise would be deferred under the 401(k) Plan, but for statutory limitations, and to receive excess matching contributions, profit-sharing contributions and discretionary contributions in the same percentages as those provided by the 401(k) Plan. Employees in our two highest salary grades are eligible to participate in the Statutory Restoration Plan.
(6)	Mr. Phanstiel and Mr. Bailey joined us in July 2000.
(7)	Mr. Scott and Mr. Fritz joined us in January 2001.

OPTION GRANTS

This table shows stock option grants to the named executive officers during the last fiscal year.

Options Granted in 2001

Name	Number of Securities Underlying Options (#) (1)	Percent Options Granted to Employees in 2001 (%)	Exercise or Base Price Per Share ($/SH) (2)	Expiration Date	Grant Date Present Value ($) (3)
Bradford A. Bowlus	150,000	6.0	$16.375	1/02/11	1,467,300
Gregory W. Scott	150,000	6.0	$17.313	1/22/11	1,551,308
John F. Fritz	30,000	1.2	$17.313	1/22/11	310,262
	30,000	1.2	$17.770	11/29/11	412,427

(1)	Option grants in 2001 were made under the Amended and Restated 1996 Stock Option Plan for Officers and Key Employees, and the 2000 Employee Plan. These options:

•	are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant,
•	expire 10 years from the date of grant, unless otherwise earlier terminated because of certain events related to termination of employment, and
•
generally vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the applicable plan. Options granted to Mr. Fritz on November 29, 2001 vest in 50% increments on each anniversary date of the grant.

Options that have been held for more than six months, and not already exercisable or expired, will automatically become exercisable upon a change of control, as defined in the Plan.

(2)	Options with exercise prices of:

•	$16.375 were granted on January 2, 2001.
•	$17.313 were granted on January 22, 2001.
•	$17.770 were granted on November 29, 2001.

(3)	Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

• Expected Volatility	110%
• Risk-Free Interest Rate	3%
• Expected Life until Exercise	3 years
• Dividend Yield	0%
• Forfeiture Rate	0%

The actual value, if any, that a named executive officer may realize will be based on the difference between the market price of our common stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and our use of the model should not be construed as an endorsement of its accuracy.

OPTIONS EXERCISED

This table shows stock option exercises and the value of unexercised stock options held by the named executive officers during the last fiscal year.

Aggregated Option Exercises in 2001 and Fiscal Year-end Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard G. Phanstiel	—	—	125,000	375,000	295,313	885,938
Bradford A. Bowlus	—	—	231,000	372,500	—	—
Bary G. Bailey	—	—	100,000	300,000	196,875	590,625
Gregory W. Scott	—	—	—	150,000	—	—
John F. Fritz	—	—	—	60,000	—	—

(1)	This number is calculated as follows:

•	using the sale price as the “market price,”
•	then subtracting the option exercise price from the market price to get the “value realized per share,” and
•	then multiplying the value realized per share by the number of options exercised.

The amounts in these columns may not represent amounts actually realized by the named executive officers.

(2)	This number is calculated by:

•	subtracting the option exercise price from our December 31, 2001 closing market price ($16.00 per share, as reported by Nasdaq National Market) to get the “average value per option,” and
•	multiplying the average value per option by the number of exercisable and unexercisable options.

The amounts in this column may not represent amounts that will actually be realized by the named executive officers.

PENSION PLAN

Effective January 1, 2002, we maintain an executive pension plan under which certain named executive officers are eligible to participate. This plan is an unfunded, nonqualified plan. Executives who retire at or after age 62 receive an annual benefit equal to 4% of their highest consecutive three-year average annual base salary, or Covered Compensation, per year of service with a maximum annual benefit of 50% of Covered Compensation. Executives with five years of covered employment may retire at or after age 55. A discount of 3% per year is applied for retirement before age 62. Named executive officers are 100% vested after completing five years of participation. Immediate vesting and unreduced early commencement is granted for any employee terminated within two years following a change in control event.

This table shows the amount of annual retirement benefits that would be accrued at age 62 under our executive pension plan calculated on a life annuity basis.

Estimated Annual Benefits

Covered Compensation ($)	Years of Credited Service
	5	10	15	20	25	30
100,000	20,000	40,000	50,000	50,000	50,000	50,000
200,000	40,000	80,000	100,000	100,000	100,000	100,000
400,000	80,000	160,000	200,000	200,000	200,000	200,000
500,000	100,000	200,000	250,000	250,000	250,000	250,000
600,000	120,000	240,000	300,000	300,000	300,000	300,000
900,000	180,000	360,000	450,000	450,000	450,000	450,000
1,000,000	200,000	400,000	500,000	500,000	500,000	500,000

The credited full years of service under the plan as of January 1, 2002 for the eligible named executive officers are five years for Mr. Phanstiel and zero years for Mr. Bowlus, Mr. Bailey and Mr. Scott.

COMPENSATION COMMITTEE REPORT

In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers.

As of the date of this report, the members of our committee are Lloyd E. Ross, Shirley S. Chater, Terry O. Hartshorn and David A. Reed. Mr. Hartshorn was appointed to the committee in September, replacing Warren Pinckert II. Sanford M. Litvack served on the committee from March until November, when Ms. Chater was appointed.

During 2001, Mr. Ross, Dr. Chater, Mr. Pinckert, Mr. Hartshorn and Mr. Litvack were “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and Mr. Ross, Dr. Chater, Mr. Pinckert and Mr. Litvack were “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. A subcommittee of this committee composed of Mr. Ross, Mr. Pinckert, and later Mr. Litvack and Dr. Chater was formed to handle issues impacted by Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code.

Functions of the Compensation Committee

Our committee has overall responsibility for PacifiCare’s executive compensation policies and practices. Our functions include:

•	establishing and periodically reviewing PacifiCare’s executive compensation philosophy to assure that it

•	attracts, motivates and retains key officers,

•	aligns executive compensation to business strategy and performance,

•	is consistent with sound competitive practices, and

•	is administered in the stockholders’ best interest,

•	reviewing and administering PacifiCare’s compensation practices, policies and plans,

•	annually evaluating the performance of the Chief Executive Officer, including determining his compensation,

•	reviewing and approving the Chief Executive Officer’s recommendations on compensation and benefits for the other executive officers, and

•	making recommendations regarding the compensation of directors.

We retained the services of a nationally recognized consultant who provided independent expertise on executive compensation matters to assist us in developing and administering PacifiCare’s executive compensation programs.

Executive Compensation Philosophy

PacifiCare’s executive compensation programs integrate our business strategies and long-range plans, and include the following components:

•	a competitive base salary structure,

•	an annual incentive plan based on the achievement of specific corporate, business unit and individual performance goals,

•	equity incentive plans that align stockholder value with executive officer reward and retention, and

•	a competitive benefit program.

Executive Compensation Components

PacifiCare’s executive compensation program is based on four components, each of which is intended to serve the overall compensation philosophy. Generally, executive total compensation opportunity is set at a level that will approximate the median of the opportunity provided to similar executive officers of companies with a similar business structure, complexity, size, and marketplace orientation. We review surveys of health care, service-oriented and Fortune 1000 companies in determining compensation opportunities. With the exception of base salaries, these opportunities are only realized when performance goals are met and PacifiCare’s stock price increases.

Base Salary.    We intend to set the base salary of executives at approximately a median competitive level. We also consider the salary requirements to recruit new executives in competitive markets. We annually review and adjust base salary based on an individual’s responsibilities, performance and tenure.

Annual Incentive Compensation.    All of our executive officers participate in the annual incentive plan. This plan awards incentives to our executives when predetermined performance objectives are achieved. Performance objectives are set each year by the committee based on performance objectives established under the annual incentive plan and previously approved by PacifiCare’s stockholders.

The primary performance objective at the corporate level is typically a measure of financial success, such as growth in earnings. Other objectives can include various financial or measurable non-financial goals. Business unit financial performance objectives and individual goals are established for executive officers under the annual plan. For each performance objective, we set minimum, target and maximum goals. Achievement of the goals corresponds to funding a bonus pool equal to a predetermined percentage of executive officer’s salaries. The maximum amount that may be awarded to any one participant under the annual incentive plan is $2 million.

Equity Incentives.    We believe it is important to provide executive officers and other employees with a longer-term interest in the performance of PacifiCare stock. The company has established several plans, that we believe will align the interests of executive officers with the interests of stockholders. The primary programs include:

•
Officer stock option plan.    Under this plan, executive officers are eligible to receive periodic grants of stock options, stock grants, stock awards (instead of cash compensation payments other than base salary) and stock appreciation rights. Awards are intended to retain and motivate executive officers to improve long-term stock performance. Stock options are granted at an exercise price at least equal to the fair market value of the underlying common stock on the date of grant. Stock options generally vest in installments over multiple years. When granting awards, we consider previous grants and stock ownership levels of executive officers. We also consider competitors’ long-term incentive practices to ensure that our awards are consistent with competitive practices.

•
Employee stock purchase plan.    In 2001, we recommended the establishment of an employee stock purchase plan. This plan was approved by the Board of Directors and is being presented to stockholders for approval at the 2002 annual meeting. This plan allows eligible employees to invest between 1% and 15% of their compensation in PacifiCare stock, up to an annual maximum of $25,000. Stock is purchased twice a year at a 15% discount from the lesser of the market price on the offering date or purchase date. Participation is voluntary and is offered at the open enrollment period following completion of 45 days of employment.

•
Executive stock ownership guidelines.    Additionally in 2001, we established stock ownership guidelines for executive officers of PacifiCare, that set specific ownership levels as a multiple of base salary for each position.

Benefit Plans.

•	Non-qualified deferred compensation plan. Under the non-qualified deferred compensation plan, executive officers may defer a portion of their salaries and all or a portion of their bonuses.

•
Non-qualified stock unit deferred compensation plan.    Under this plan, executive officers may defer all or a portion of their bonuses into units of PacifiCare stock. In addition, under the stock unit plan, the CEO may defer all or a portion of his base salary. A risk premium is applied to all amounts deferred under this plan.

•
Statutory restoration plan.    Under this plan, executive officers may defer the amount of their salaries and/or bonuses that they could defer under the terms of the 401(k) plan, except for the application of statutory limits imposed by the tax laws for qualified plans. We provide matching contributions up to a certain percentage and profit-sharing contributions to this plan.

•
Other.    We review proposed employment agreements with senior executives being recruited by PacifiCare. In some instances, these employment agreements provide for minimum bonuses and grants of stock options as an inducement to join PacifiCare. Some executives are also given loans or cash payments to assist in relocation.

2001 Actions

•
Based on our recommendation, the Board of Directors approved adding 1.5 million additional shares to the 2000 Employee Plan, a broad-based employee stock option plan. We granted some options under this plan, as well as under the existing officer plan, to newly hired senior executives and other non-officer employees to encourage them to accept employment with PacifiCare.

•
We approved incentive payments under the 2001 annual incentive plans. PacifiCare did not meet its primary earnings objective, however both PacifiCare and each of the business units met some of the other established performance objectives and we determined that PacifiCare is making substantial progress on executing its strategic plan, including the turnaround plan and diversification of product offerings. Given those results, we approved management’s recommendation for incentive payments, in keeping with performance against the pre-established performance objectives. On average, executive incentive awards were below target levels.

•
We reviewed, revised and recommended approval of our director compensation program to the full Board of Directors. The Board of Directors approved an increase of the annual retainer to $40,000 and an increase of the initial stock option grant for new directors to 25,000 shares, as a means to attract new directors and to remain competitive with the practices of other companies of our size and complexity. On our recommendation, the Board of Directors adopted a policy that allows directors to elect to be paid all or a portion of their retainer in stock units and stock options to promote stock ownership. Based on competitive practices, we also recommended that members may elect to participate, at PacifiCare’s cost, in PacifiCare’s medical and dental benefit programs.

•	We recommended approval of an employee stock purchase plan, as described above.

•
Consistent with promoting share ownership and alignment of interest with stockholders and to remain competitive in total compensation opportunity, we approved granting stock options to management employees at various levels throughout the organization. These options were granted at fair market value on the date of the grant.

•	We established stock ownership guidelines for executives, as described above, and recommended to the Governance Committee stock ownership guidelines for non-employee Directors, which were adopted.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to PacifiCare’s most highly compensated executive officers. Some compensation is deductible only if performance criteria are specified in detail and stockholders have approved the compensation arrangements. We generally administer our compensation plans to maintain the tax deductibility of compensation. PacifiCare has obtained stockholder approval for its annual incentive plan, and each of its stock option plans, other than the 2000 Employee Plan. We believe that PacifiCare is in substantial compliance with Section 162(m). We believe, however, that it may be appropriate for PacifiCare to forego tax deductions in some limited circumstances to attract new executives in a competitive market or to continue to pay competitive compensation.

Chief Executive Officer Compensation

We establish Mr. Phanstiel’s compensation consistent with the executive compensation philosophy previously stated and the terms of his employment agreement. We believe that as Chief Executive Officer, or CEO, of PacifiCare, a substantial portion of his compensation should be directly tied to PacifiCare’s performance.

Mr. Phanstiel was appointed CEO late in 2000, and was given a pay increase at that time. We believe Mr. Phanstiel’s base pay remains competitive given the size and complexity of the organization and therefore did not take action to increase his base salary during 2001. Mr. Phanstiel’s annual base salary remains at $900,000 for 2002.

Based on the annual incentive objectives established for Mr. Phanstiel under the annual incentive plan for 2001, which focused on net income and shareholder return in comparison to a peer group, but also included consideration for other factors such as debt refinancing, new product development and a measure tied to operations excellence, we awarded him with $360,000 in incentive pay. At target performance levels, Mr. Phanstiel is eligible to receive $720,000. We believe Mr. Phanstiel made a significant contribution in the advancement of PacifiCare’s strategic plan through achievement of the introduction of new product lines, significant operational improvements, and the extension of PacifiCare’s credit facility. Mr. Phanstiel received an option to purchase 300,000 shares of PacifiCare stock in late 2000 upon his appointment as CEO of PacifiCare. No new stock options were awarded during 2001.

THE COMPENSATION COMMITTEE:

Lloyd E. Ross, Chairman	February 28, 2002
Shirley S. Chater
Terry O. Hartshorn
David A. Reed

AUDIT COMMITTEE REPORT

The Audit, Finance and Ethics Committee reviews PacifiCare’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

We held eight meetings in 2001, and three meetings to date in 2002. During these meetings, we reviewed and discussed with management and Ernst & Young LLP the audited consolidated financial statements. We also discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61.

In addition, we discussed with Ernst & Young LLP its independence from PacifiCare and its management, including the matters in the written disclosures received from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1. Further, we considered the nature and scope of the nonaudit services provided by Ernst & Young LLP to PacifiCare and we considered the compatibility of these services with the auditor’s independence.

Based on our reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in PacifiCare’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

During 2001, we reviewed and ratified our written charter. As of the date of this report, each of the members of our committee is independent as independence is defined under the listing standards of the National Association of Securities Dealers.

THE AUDIT, FINANCE AND ETHICS COMMITTEE:

Warren E. Pinckert II, Chairman	February 28, 2002
Bradley C. Call
Gary L. Leary
Sanford M. Litvack

EXECUTIVE OFFICERS

Name	Age	Title

Howard G. Phanstiel	53	Director, President and Chief Executive Officer

Bary G. Bailey*	43	Executive Vice President, Pharmacy and Technology

Bradford A. Bowlus*	46	Executive Vice President and President and Chief Executive Officer, PacifiCare Health Plans

Katherine F. Feeny*	49	Executive Vice President, Senior Solutions

Joseph S. Konowiecki*	48	Executive Vice President, General Counsel and Secretary

Gregory W. Scott*	48	Executive Vice President and Chief Financial Officer

Susan L. Berkel	40	Senior Vice President, Corporate Controller

Judy A. Ehrenreich*	48	Senior Vice President, Human Resources

James A. Frey II*	35	Senior Vice President, PacifiCare of California

John F. Fritz	57	Senior Vice President and Chief Actuary

*
Member of the Office of the President. The Office of the President was formed in November 2000 as a focal point for setting priorities, authorizing major new products and projects, and monitoring our progress against these initiatives. The Office of the President meets regularly and serves as counsel to Mr. Phanstiel.

Mr. Phanstiel was appointed President and Chief Executive Officer and became a director in December 2000 after having served as acting Chief Executive Officer since October 2000. Mr. Phanstiel was appointed Executive Vice President and Chief Financial Officer in July 2000. Prior to that, Mr. Phanstiel was an executive of NetCatalyst from January 2000 to June 2000, Chairman and Chief Executive Officer of ARV Assisted Living, Inc. from 1997 to 1999, and Executive Vice President of Finance and Information Services at WellPoint Health Networks Inc. from 1994 to 1997. Mr. Phanstiel has served as a member of the board of directors of Wedbush Morgan Securities since January 2000.

Mr. Bailey was appointed Executive Vice President, Pharmacy and Technology in March 2002. Mr. Bailey has been Executive Vice President and Chief Strategic Officer since July 2000. Mr. Bailey was Executive Vice President of Finance, Information Technology and Strategic Initiatives and Chief Financial Officer at Premier Inc., a hospital alliance, from 1995 to 2000. Mr. Bailey is a member of the board of directors of LTC Healthcare, Inc. and a member of its compensation committee.

Mr. Bowlus has been Executive Vice President and President and Chief Executive Officer of PacifiCare Health Plans since 1999. Mr. Bowlus was Regional Vice President, Western Region and President and Chief Executive Officer of PacifiCare of California from 1997 to 1999. From 1994 to 1997, Mr. Bowlus served in various capacities for PacifiCare, including President and Chief Executive Officer of PacifiCare of Washington, Inc., President and Chief Executive Officer of PacifiCare Dental and Vice President of PacifiCare of California.

Ms. Feeny was appointed Executive Vice President, Senior Solutions in January 2002. Ms. Feeny has been Senior Vice President, Secure Horizons Sales and Marketing since January 2000. During 1999, Ms. Feeny was Vice President, Sales and Marketing, Secure Horizons of California, and was Regional Sales Director, Secure Horizons of California from 1995 to 1997. Ms. Feeny joined Secure Horizons of California in November 1993 as Director of Medi-Cal sales.

Mr. Konowiecki assumed a full-time position as our Executive Vice President, General Counsel and Secretary in January 2002. Mr. Konowiecki has been our Executive Vice President since 1999, General Counsel since 1989, and Secretary since 1993. Mr. Konowiecki was a partner of Konowiecki & Rank LLP, including a professional corporation, or its predecessor, from 1980 to December 2001, and has over 21 years of practice in business, corporate and health care law.

Mr. Scott was appointed Executive Vice President and Chief Financial Officer in January 2001. Mr. Scott was Chief Operating Officer and Chief Financial Officer of Medsite, Inc., an e-commerce and pharmaceutical services company, from 1999 through January 2001. Mr. Scott was Senior Vice President and Chief Financial Officer of Prudential HealthCare Group from 1995 to 1999.

Ms. Berkel was appointed Senior Vice President, Corporate Controller in 2000. Ms. Berkel was Vice President, Finance and Assistant Corporate Controller from 1999 to 2000 and Director, Finance from 1995 to 1999.

Ms. Ehrenreich was appointed Senior Vice President of Human Resources in June 2001. Ms. Ehrenreich served as Vice President of Corporate Human Resource Operations since 1995. Ms. Ehrenreich was Senior Vice President of Human Resources at First Interstate Bancorp from 1984 to 1995.

Mr. Frey was appointed Senior Vice President, PacifiCare of California in March 2002. Mr. Frey served as Senior Vice President, Branding and Strategic Initiatives in 2001. Mr. Frey was appointed Senior Vice President, Strategic Programs and Chief of Staff in 2000. Mr. Frey was Senior Vice President, Operations during 2000. Mr. Frey was President, PacifiCare of Nevada, Inc. during 1999, and was Vice President of Operations, Desert Region from 1997 to 1999. Mr. Frey was Director of Regulatory Affairs, Desert Region from 1996 to 1997.

Mr. Fritz was appointed Senior Vice President and Chief Actuary in January 2001. Mr. Fritz was a Partner with Ernst & Young LLP from 1996 to January 2001.

OTHER INFORMATION

Certain Relationships and Related Transactions

Prior to January 2002, we contracted with Joseph S. Konowiecki, a professional corporation, for Joseph S. Konowiecki to provide services as our Executive Vice President, General Counsel and Secretary. For those services, we paid the professional corporation $132,000 per year. In addition, Mr. Konowiecki was eligible to participate and did participate in the employee stock option plan and the Premium Priced Stock Option Plan. As of December 31, 2001, Mr. Konowiecki held 222,750 vested nonqualified stock options at a weighted average exercise price of $69.91 per share. In January 2001, we granted Mr. Konowiecki 60,000 shares of restricted common stock. The stock vests in 25%, or 15,000 share, increments on each successive anniversary of the date of grant. If Mr. Konowiecki voluntarily terminates his relationship with us or if we terminate the relationship for cause, Mr. Konowiecki would lose all rights to any of the unvested stock. The vesting of the stock will accelerate if a change of control occurs or in the event of Mr. Konowiecki’s death or disability.

On January 1, 2002, Mr. Konowiecki entered into an agreement with PacifiCare to become a full-time employee and to serve as our Executive Vice President, General Counsel and Secretary. In his new role for PacifiCare, he will be responsible for legal and corporate affairs, state and federal regulatory compliance, and will assist in strategy formation and oversight. As part of his compensation package for assuming his full-time position with us Mr. Konowiecki received a $100,000 signing bonus, and we extended him a loan in the amount of $250,000. Mr. Konowiecki will be obligated to repay the signing bonus if he resigns or is terminated for cause prior to January 2003. The loan bears interest at the Internal Revenue Service mandated rate, and will lapse in a series of installments over a four-year period beginning January 1, 2003. If Mr. Konowiecki is terminated for cause or Mr. Konowiecki terminates his employment for reasons other than death or disability, Mr. Konowiecki will be obligated to repay the outstanding balance of the loan. Prior to Mr. Konowiecki’s employment with us, and on December 31, 2001, Mr. Konowiecki and his professional corporation withdrew as a partner of, and resigned all positions with, Konowiecki & Rank LLP, or Kamp;R. Kamp;R is paying Mr. Konowiecki a fixed amount over time in connection with his withdrawal as a partner.

We have an agreement with Kamp;R, or the Kamp;R Agreement, pursuant to which Kamp;R provides legal services required by us. In addition to providing legal services directly to us, Kamp;R assists in the arrangement of other law firms to provide legal services for us, as needed. The Kamp;R Agreement has a three-year term that is automatically extended by one year on each January 1. The contract currently expires on December 31, 2004. Either we or Kamp;R may end the automatic one-year extension of the term by providing notice at least six months prior to the January extension date. We pay Kamp;R for its legal services on an hourly basis at rates established each year, and prior to January 1, 2002, we paid Kamp;R legal fees for legal services provided directly by Mr. Konowiecki based on a fixed monthly charge. During 2001, we paid Kamp;R approximately $11 million for legal services. Until January 1, 2002, Mr. Konowiecki’s professional corporation was a partner of Kamp;R and, as a partner, the professional corporation received a share of Kamp;R’s net income.

In 2001, we extended a loan in the amount of $540,000 to Mr. Bailey as part of his compensation package for joining us as an executive officer. The loan bears interest at the Internal Revenue Service mandated rate, and lapses in a series of annual installments over a three-year period that began July 17, 2001. If Mr. Bailey is terminated for cause or Mr. Bailey terminates his employment for reasons other than death or disability, Mr. Bailey will be obligated to repay the outstanding balance of the loan. As of December 31, 2001, $360,000 remained outstanding.

In August 2001, we extended a loan in the amount of $100,000 to Mr. Scott as part of his compensation package for joining us as an executive officer, and relocating to California. The loan bears interest at the Internal Revenue Service mandated rate, and lapses in a series of installments over a four-year period that began January 22, 2002. If Mr. Scott is terminated for cause or Mr. Scott terminates his employment for reasons other than death or disability, Mr. Scott will be obligated to repay the outstanding balance of the loan. As of December 31, 2001, $100,000 remained outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2001, all filings with the SEC by our officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934 and that our officers, directors and 10% stockholders made all required filings.

Independent Certified Public Accountants

Our Board has selected Ernst & Young LLP as PacifiCare’s independent public accountants for the current fiscal year. They have served in this capacity since 1984. Fees for the last fiscal year were as follows:

•	$1.5 million for the annual audit,

•	$0.0 million for financial information systems design and implementation services, and

•	$4.3 million for all other nonaudit services.

We expect representatives of Ernst & Young LLP to attend the meeting, to respond to questions from stockholders, and they will have the opportunity to make a statement.

Other Matters to Come Before the Annual Meeting

At the time this proxy statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders that would be presented at the 2002 annual meeting. However, if any other business should come before the meeting for stockholder action, the persons acting under proxies in the enclosed proxy card will vote thereon in accordance with their best judgment.

Stockholder Proposals

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to PacifiCare’s Investor Relations department no later than January 8, 2003. Proposals should be submitted in writing to, Investor Relations, P.O. Box 25186, Santa Ana, California 92799-5186. Stockholders who want to submit proposals that are not to be included in our proxy statement for our 2003 annual meeting must do so by no later than March 15, 2003 and no earlier than February 13, 2003. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements.

Costs of Proxy Solicitation

We are paying for distributing and soliciting proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. We have engaged Georgeson & Company, Inc. (“Georgeson”) to assist in the distribution and solicitation of proxies. We agreed to pay Georgeson a fee of approximately $9,000 plus expenses for their services. Employees of PacifiCare or its subsidiaries and Georgeson may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

Incorporation by Reference

Filings made by PacifiCare with the SEC sometimes “incorporate information by reference.” This means PacifiCare is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on the SEC’s rules, the performance graph on page 16 of this proxy statement and the “Compensation Committee Report” on page 22 specifically are not incorporated by reference into any other filings with the SEC.

By order of the Board of Directors

Joseph S. Konowiecki
Executive Vice President,	May 8, 2002
General Counsel and Secretary	Santa Ana, California

APPENDIX A — EMPLOYMENT AND SEVERANCE AGREEMENTS

We have entered into employment agreements with each of our named executive officers. The agreements entitle the executive officers to base salary, participation in all employee benefit programs, reimbursement for business expenses and participation in our annual incentive plan and employee stock option plans. The employment agreements for Mr. Phanstiel, Mr. Bowlus, Mr. Bailey and Mr. Scott have three-year terms, and Mr. Fritz’s employment agreement has a two-year term. The term of the employment agreements for the named executive officers,

•	may be extended if we provide written notice within 60 days prior to the expiration of the term,

•	is automatically extended for two years if a change of ownership or control occurs, and

•
upon expiration, if we offer the executive officer a new employment agreement and the executive does not accept it, the executive’s continued employment will be without the benefit of a written agreement and any severance benefits will be in accordance with our policies and practices.

Upon death, disability, misconduct or written termination by either us or the executive officer, the employment agreements for the effected officer will be terminated. In the event an executive officer is terminated for death, disability, termination without cause or termination following a change of ownership or control of PacifiCare, the agreements provide for severance benefits.

Termination Without Cause.    If we terminate the named executive officer without cause (other than for incapacity, disability, habitual neglect or gross misconduct), the employment agreements provide for severance payments in equal installments over the severance period. The severance periods are 24 months for Mr. Phanstiel, Mr. Bailey and Mr. Scott, 36 months for Mr. Bowlus, and 18 months for Mr. Fritz. Severance benefits include the following:

•	multiple of base salary,

•	multiple of historical average incentive plan bonus,

•	continuation of medical, dental and vision coverage,

•	automobile allowance,

•	outplacement services, and

•	any other bonus amounts or benefits to which the named executive officer may be entitled under any of our benefit plans.

Additionally, upon termination the named executive officers retain the right to exercise any vested options for one year following the effective date of termination.

The contingent liability for severance payments that we would be required to make for termination without cause under the employment agreements (excluding amounts that may be payable under incentive plans and the value of certain benefits) would be approximately $3,260,400 to Mr. Phanstiel, $1,670,400 to Mr. Bailey, $2,907,000 to Mr. Bowlus, $1,520,400 to Mr. Scott and $829,100 to Mr. Fritz.

Noncompetition Arrangements.    If, while receiving severance payments following termination, any named executive officer is employed by a competitor, their severance payments will be reduced by an amount equal to the payment received from the competitor.

Termination Within 24 months of a Change of Control.    Under the employment agreements, a change of ownership or control would result from:

•	any transaction that results in a person or group acquiring beneficial ownership of 20% or more of PacifiCare’s voting power,

•	any merger or consolidation including the company in which the stockholders of the company immediately prior to the transaction control less than 50% of the voting power following the transaction,

•	any transaction in which we sell substantially all of our material assets,

•	our dissolution or liquidation, or

•	our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of the Board of Directors.

If we terminate the named executive officers within 24 months of a change of control (other than for incapacity, disability, habitual neglect or gross misconduct), the employment agreements provide for lump-sum payment of base salary and specified benefits. The lump-sum payments would include 36 months of benefits for Mr. Phanstiel, Mr. Bailey, Mr. Bowlus and Mr. Scott and 24 months of benefits for Mr. Fritz. The lump-sum payments would include the same items described under Termination Without Cause, plus the following:

•	prorated annual incentive plan bonus, and

•	amounts to cover any excise tax penalties.

Additionally, the named executive officers would receive the right to exercise all unexercised stock options as if all such options were fully vested, within one year of the effective date of termination.

The contingent liability for severance payments that we would be required to make for a change of control under the employment agreements (excluding amounts that may be payable under incentive plans and the value of certain benefits) would be approximately $4,890,600 to Mr. Phanstiel, $2,907,000 to Mr. Bowlus, $2,505,600 to Mr. Bailey, $2,280,600 to Mr. Scott and $1,105,500 to Mr. Fritz.

Additionally, the named executive officers’ agreements provide that if they continued to be employed 12 months following the effective date of a change of control, they will be given a 30-day window period during which they may elect to voluntarily terminate their employment with us. If they elect to voluntary terminate their employment during this 30-day window period, they receive:

•	one-half of the lump sum payment they would have received upon termination after a change of control;

•	the right to exercise all unexercised stock options as if all such options were fully vested within one year of the effective date of termination, and

•	outplacement services.

1997 Premium Priced Stock Option Plan.    Upon a change of control (as defined in the employee stock option plan), and if a minimum per-share consideration is paid for the transaction, Mr. Bowlus will receive a cash payment for each unexercised premium priced option equal to the difference between (x) 110% of the price per share at which our common stock is sold in the change of control transaction and (y) the exercise price of the premium priced option. If the per-share consideration equals or exceeds $115.00 per share, the executive officers will not receive a cash payment. The exercise price for one-half of the premium priced options outstanding is $92.50 per share. The exercise price for the balance is $114.00 per share. For Mr. Bowlus, the maximum cash payments under this program could total approximately $3 million.

APPENDIX B — DESCRIPTION OF THE PACIFICARE HEALTH SYSTEMS, INC.
2001 EMPLOYEE STOCK PURCHASE PLAN

Following is a summary of the essential features of the 2001 Employee Stock Purchase Plan, or Purchase Plan. This summary is qualified in its entirety by the full text of the Purchase Plan, which is contained in Exhibit 1 to this Proxy Statement.

Purpose

The purpose of the Purchase Plan is to provide employees of PacifiCare and our domestic subsidiaries with an opportunity to purchase our common stock through payroll deductions. The Purchase Plan will assist us in retaining the services of our employees, attracting and retaining the services of new employees, and providing incentives for employees to exert maximum efforts for the success of PacifiCare. As of December 14, 2001, approximately 8,500 employees were eligible to participate in the Purchase Plan.

Purchase Rights Contingent on Stockholder Approval

The rights to purchase shares of our common stock granted under the Purchase Plan, or Purchase Rights, are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code. Thus, the Purchase Plan is subject to the approval of our stockholders to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code. The Purchase Plan provides that the exercise of Purchase Rights granted under the Purchase Plan is contingent upon obtaining stockholder approval of the Purchase Plan within one year from September 6, 2001 (the date the Board of Directors approved the Purchase Plan). For the Initial Offering, the exercise of Purchase Rights is contingent upon obtaining stockholder approval of the Purchase Plan at or before PacifiCare’s regularly-scheduled annual meeting of stockholders that occurs before September 6, 2002. If the necessary stockholder approval is not obtained by September 6, 2002 (or, in the case of the Initial Offering, at or before PacifiCare’s regularly-scheduled annual meeting of stockholders that occurs before September 6, 2002), then no Purchase Rights granted under the Purchase Plan will be exercised and all payroll deductions accumulated as of that date will be returned to the participants, with simple interest (calculated based upon the short-term Applicable Federal Rate for the month that the distribution of accumulated payroll deductions occurs), and the offering(s) will terminate.

Administration

The Board (or a committee appointed by the Board) administers the Purchase Plan and has the final power to interpret both the Purchase Plan and the Purchase Rights granted under it. The Board (or a committee appointed by the Board) also has the final power, subject to the provisions of the Purchase Plan, to determine when and how Purchase Rights will be granted, the provisions of each offering of Purchase Rights (which need not be identical), and whether employees of any parent or subsidiary of PacifiCare will be eligible to participate in the Purchase Plan.

Stock Subject to Purchase Plan

Subject to stockholder approval of the Purchase Plan as described above, an aggregate of 1,100,000 shares of our common stock is reserved for issuance under the Purchase Plan. If Purchase Rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of our common stock not purchased under those Purchase Rights will become available for issuance under the Purchase Plan.

Offerings

The Purchase Plan is implemented by the Board through offerings of Purchase Rights to all eligible employees from time to time. Each offering is effective for a period, or Offering Period, which can be no longer than 27 months. Generally, each Offering Period is approximately 24 months long and consists of four purchase periods, or Purchase Periods, each approximately six months in length. At the end of each Purchase Period, Purchase Rights are exercised on behalf of participants. The dates on which Purchase Rights are exercised on behalf of participants are called Purchase Dates.

Except as otherwise provided below, the first offering under the Purchase Plan, or the Initial Offering, began on February 1, 2002 and is scheduled to terminate on January 31, 2004. Unless sooner terminated, and provided that the required stockholder approval is obtained as described above, the Initial Offering will have Purchase Dates on July 31, 2002 (or October 31, 2002, if the Purchase Plan has not been approved by stockholders by July 31, 2002), January 31, 2003, July 31, 2003 and January 31, 2004. For Offering Periods beginning on or after August 1, 2002, a new Offering Period will begin on each February 1 and August 1. Each of these Offering Periods will be approximately 24 months long and will have four Purchase Periods each approximately six months in length, unless sooner terminated in the manner described below. The first day of an Offering Period is referred to as the Offering Date for that Offering Period.

If, on the first day of a new Purchase Period during an Offering Period other than the Initial Offering, the fair market value (as defined in the Purchase Plan) of a share of our common stock is less than it was on the Offering Date (as defined below) for the Offering Period, then that Offering Period will immediately terminate and participants who were enrolled in the terminated Offering Period will automatically be enrolled in the new Offering Period that begins on or after that date (at the same level of payroll deductions unless the participant elects otherwise).

For the Initial Offering, if on the first day of a new Purchase Period during the Initial Offering, the fair market value (as defined in the Purchase Plan) of a share of our common stock is less than it was on the date stockholders approved the Purchase Plan, then the Initial Offering will immediately terminate and the participants who were enrolled in the terminated Initial Offering will automatically be enrolled in the first new Offering Period that begins on or after that date (at the same level of payroll deductions unless the participant elects otherwise).

Eligibility

Except as otherwise provided below, any person who is employed by PacifiCare (or by any parent or subsidiary of PacifiCare designated by the Board) for at least 20 hours per week and five months per calendar year and has been continuously employed by PacifiCare (or any parent or subsidiary of PacifiCare) for at least 45 days as of the applicable Offering Date, is eligible to participate in that Offering Period. Our officers are eligible to participate in offerings under the Purchase Plan, but the Board may provide in an offering that certain employees who are “highly compensated” within the meaning of the Code are not eligible to participate.

No employee is eligible to participate in the Purchase Plan if, immediately after the grant of Purchase Rights, the employee would own, directly or indirectly, 5% or more of the total combined voting power or value of all classes of our stock or stock of any parent or subsidiary of PacifiCare (including any stock which that employee may purchase under all outstanding Purchase Rights and options). In addition, under the Code, no employee may be granted a Purchase Right under the Purchase Plan which permits that employee to accrue the right to purchase more than $25,000 worth of stock (based on the fair market value of the stock at the time the Purchase Rights are granted) under all employee stock purchase plans of PacifiCare and our affiliates for each calendar year that the Purchase Right is outstanding.

Participation in the Purchase Plan

Eligible employees may begin participating in the Purchase Plan by enrolling on or before the applicable Offering Date through our Intranet, other electronic enrollment mechanism approved by us, or any other manner we determine. By enrolling in the Purchase Plan, each eligible employee authorizes us to make payroll deductions from the employee’s earnings (as defined in the Purchase Plan) during the offering in whole percentages from 1% to 15%.

Purchase Price

Except as provided below, the per share purchase price for shares of our common stock that are sold in an Offering Period under the Purchase Plan will be the lesser of (i) 85% of the fair market value (as defined in the Purchase Plan) of a share of our common stock on the Offering Date for an Offering Period, or (ii) 85% of the fair market value (as defined in the Purchase Plan) of a share of our common stock on the applicable Purchase Date.

For the Initial Offering, the purchase price for shares of our common stock that are sold during the Initial Offering will be the lesser of (i) 85% of the fair market value of a share of our common stock on the date stockholder approval of the Purchase Plan is obtained (but no less than 85% of the fair market value (as defined in the Purchase Plan) of a share of our common stock on the Offering Date for the Initial Offering), or (ii) 85% of the fair market value (as defined in the Purchase Plan) of a share of our common stock on the applicable Purchase Date.

Payment of Purchase Price; Payroll Deductions

Shares of our common stock will be purchased under the Purchase Plan on behalf of participants on each Purchase Date using participants’ accumulated payroll deductions. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of PacifiCare. A participant may not make additional payments into his or her account.

Purchase of Stock

Unless, prior to the relevant Purchase Date, a participant withdraws from the Purchase Plan (see “Withdrawal” below), or his or her participation is otherwise terminated, the participant’s option to purchase shares of our common stock will be exercised automatically (at the applicable purchase price) on each Purchase Date of an Offering Period using the participant’s accumulated payroll deductions. The Board may specify a maximum number of shares of our common stock that a participant may purchase or may be granted rights to purchase during any calendar year or Offering Period. At present, the Board has provided that a participant may not purchase more than 5,000 shares of our common stock on any Purchase Date under the Purchase Plan. If the aggregate number of shares to be purchased upon exercise of Purchase Rights granted under an Offering Period would exceed the maximum aggregate number of shares of our common stock available for issuance under the Purchase Plan, the Board would make a pro rata allocation of available shares in an equitable manner.

Withdrawal

A participant may withdraw from an Offering Period by terminating and withdrawing his or her accumulated payroll deductions (less all amounts previously used to purchase shares of our common stock under the Purchase Plan) by notifying us through our Intranet, or other approved electronic mechanism (or any other manner authorized by us).

Upon any participant’s withdrawal from an Offering Period, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during that Offering Period, and the employee’s interest in the Offering Period will be automatically terminated. Once an employee has withdrawn from an Offering Period, the employee is no longer entitled to participate in that Offering Period. An employee’s withdrawal from an Offering Period will not prohibit the employee from participating in subsequent Offering Periods under the Purchase Plan.

Termination of Employment

Purchase Rights granted under the Purchase Plan terminate immediately upon cessation of an employee’s employment and the employee will receive a cash distribution equal to his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf under the Purchase Plan.

Restrictions on Transfer

Purchase Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom the Purchase Rights are granted.

Adjustment Provisions

Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type, class and number of shares of our common stock subject to the Purchase Plan and to outstanding Purchase Rights. In that event, the Purchase Plan will be appropriately adjusted in the type, class, and maximum number of shares subject to the Purchase Plan and the outstanding Purchase Rights granted under the Purchase Plan will be appropriately adjusted in the type, class, number of shares and purchase limits of the Purchase Rights.

Effect of Certain Corporate Events

In the event of (i) a sale, lease, license or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least ninety percent (90%) of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation, or similar transaction following which we are not the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise (each individually, a “corporate transaction”), then the outstanding Purchase Rights will be continued or assumed or similar rights substituted by the surviving or acquiring corporation and, if the surviving or acquiring corporation does not continue or assume those rights or substitute similar rights, then we will use the participants’ accumulated payroll deductions for the ongoing Offering Period to purchase shares of our common stock on behalf of participants immediately before the corporate transaction occurs, and the participant’s Purchase Rights under the ongoing Offering Period will terminate immediately after we make this purchase.

Duration, Amendment and Termination

The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate when all of the shares of our common stock subject to the Purchase Plan have been issued.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by stockholders within 12 months of its adoption by the Board if the amendment is necessary for the Purchase Plan to satisfy Section 423 of the Code or other applicable laws and regulations.

Purchase Rights granted before amendment or termination of the Purchase Plan will not be impaired by any amendment or termination of the Purchase Plan except (i) with the consent of each employee to whom the Purchase Rights were granted, (ii) as necessary to comply with any laws or governmental regulations, or (iii) as necessary to ensure that the Purchase Plan and Purchase Rights granted under the Purchase Plan comply with the requirements of Section 423 of the Code.

Federal Income Tax Information

Purchase Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with purchase rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. The exercise of Purchase Rights granted under the Purchase Plan is contingent on the Purchase Plan being approved by our stockholders within twelve months of its adoption by our Board of Directors on September 6, 2001. For the Initial Offering, the exercise of Purchase Rights is contingent upon obtaining stockholder approval of the Purchase Plan at or before PacifiCare’s regularly-scheduled annual meeting of stockholders that occurs before September 6, 2002. If we obtain stockholder approval within the relevant time periods, then the Purchase Rights granted under the Purchase Plan will be exercised in accordance with the terms of the Purchase Plan. The tax treatment for the exercise of Purchase Rights under the Purchase Plan is described below.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if those amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock acquired under the Purchase Plan is disposed of at least two years after the beginning of the Offering Period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the Offering Period over the exercise price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or loss will be taxed as a long-term capital gain or loss. At present, capital gains are generally subject to lower tax rates than ordinary income.

If shares of stock acquired under the Purchase Plan are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of the disposition. The balance of any gain will be treated as a capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss equal to the difference between the sales price and the fair market value of the stock on such exercise date is recognized. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to PacifiCare when Purchase Rights are granted or exercised under the Purchase Plan. PacifiCare is entitled to a deduction for all amounts that are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

Exhibit 1

PacifiCare Health Systems Inc.
2001 Employee Stock Purchase Plan

1.    Purpose.

(a)  The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of the Common Stock of the Company.

(b)  The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c)  The Company intends that the Purchase Rights granted under the Plan be considered options issued under an Employee Stock Purchase Plan.

2. Definitions.

(a)  “Board” means the Board of Directors of the Company.

(b)  “Code” means the Internal Revenue Code of 1986, as amended.

(c)  “Committee” means a committee appointed by the Board in accordance with Section 3(c) of the Plan.

(d)  “Common Stock” means the common stock of the Company.

(e)  “Company” means PacifiCare Health Systems Inc., a Delaware corporation.

(f)  “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company;

(ii)  a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)  a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)  a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(g)  “Director” means a member of the Board.

(h)  “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(i)  “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. Neither service as a Director nor payment of a director’s fee shall be sufficient to make an individual an Employee of the Company or a Related Corporation.

(j)  “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(k)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)  “Fair Market Value” means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of the security, unless otherwise determined by the Board, shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the Trading Day prior to the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(m)  “Offering” means the grant of Purchase Rights under the Plan to Eligible Employees.

(n)  “Offering Date” means a date selected by the Board for an Offering to commence.

(o)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(p)  “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan and who has enrolled in the Plan and applicable Offering in accordance with the provisions of subsection 8(a) herein and the respective Offering.

(q)  “Plan” means this PacifiCare Health Systems Inc. 2001 Employee Stock Purchase Plan.

(r)  “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights granted under the Plan shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(s)  “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date, at the end of which there shall be purchased shares of Common Stock on behalf of Participants. An Offering may consist of one or more Purchase Periods.

(t)  “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(u)  “Related Corporation” means, with respect to the Company, any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(v)  “Securities Act” means the Securities Act of 1933, as amended.

(w)  “Trading Day” means any day the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

3.    Administration.

(a)  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b)  The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine when and how Purchase Rights shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii)  To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

(iii)  To construe and interpret the Plan and Purchase Rights granted under the Plan, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv)  To amend the Plan as provided in Section 15.

(v)  Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(c)  The Board may delegate administration of the Plan to a Committee of the Board composed of one (1) or more members of the Board. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. If administration is delegated to a Committee, references to the Board in this Plan and in the Offering document shall thereafter be deemed to be to the Board or the Committee, as the case may be.

4.    Shares of Common Stock Subject to the Plan.

(a)  Subject to the provisions of Section 14 relating to adjustments upon changes in stock, the shares of Common Stock that may be sold pursuant to Purchase Rights granted under the Plan shall not exceed in the aggregate one million one hundred thousand (1,100,000) shares of Common Stock. If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares not purchased under such Purchase Right shall again become available for issuance under the Plan.

(b)  The shares of Common Stock subject to the Plan may be unissued shares or shares that have been bought on the open market at prevailing market prices or otherwise.

5.    Grant of Purchase Rights; Offering.

(a)  The Board may from time to time grant or provide for the grant of Purchase Rights under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b)  If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised.

6.    Eligibility.

(a)  Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 3(b), to Employees of a Related Corporation. Except as provided in Section 6(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is twenty (20) hours or more per week and more than five (5) months per calendar year.

(b)  The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)  the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)  the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii)  the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c)  No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

(d)  As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)  Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

7.    Purchase Rights; Purchase Price.

(a)  On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%), of such Employee’s Earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

(b)  The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted under the Plan and pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(c)  In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(d)  Subject to the provisions of subsection 7(e) herein, the purchase price of shares of Common Stock acquired pursuant to Purchase Rights granted under the Plan shall be not less than the lesser of:

(i)  an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)  an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date;

(e)  Notwithstanding the foregoing, in the event that the exercise of Purchase Rights under an Offering is contingent upon receiving stockholder approval and such stockholder approval is obtained, the purchase price shall not be less than the lesser of:

(i)  an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the date on which such stockholder approval is obtained; or

(ii)  an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

8.    Participation; Withdrawal; Termination.

(a)  An Eligible Employee may become a Participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company may provide. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board of such Participant’s Earnings (as defined in each Offering) during the Offering. The payroll deductions made for each Participant shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company. To the extent provided in the Offering, a Participant may reduce (including to zero) or increase such payroll deductions. To the extent provided in the Offering, a Participant may begin such payroll deductions after the beginning of the Offering. A Participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the Participant has not already had the maximum permitted amount withheld during the Offering.

(b)  At any time during an Offering, a Participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the Participant) under the Offering, without interest (unless otherwise specified in the Offering), and such Participant’s interest in that Offering shall be automatically terminated. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c)  Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering, without interest (unless otherwise specified in the Offering).

(d)  Purchase Rights granted under the Plan shall not be transferable by a Participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in Section 13 and, during a Participant’s lifetime, shall be exercisable only by such Participant.

9.    Exercise.

(a)  Except as otherwise provided herein, on each Purchase Date during an Offering, each Participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights granted under the Plan unless specifically provided for in the Offering.

(b)  If any amount of accumulated payroll deductions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be held in each such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 8(b), or is not eligible to participate in such Offering, as provided in Section 6, in which case such amount shall be distributed to the Participant after said final Purchase Date, without interest (unless otherwise specified in the Offering). If any amount of accumulated payroll deductions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is equal to the amount required to purchase one (1) or more whole shares of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to the Participant at the end of the Offering without interest (unless otherwise specified in the Offering).

(c)  No Purchase Rights granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock) shall be distributed to the Participants, without interest (unless otherwise specified in the Offering).

(d)  Notwithstanding the foregoing, in the event that the exercise of Purchase Rights under an Offering is contingent upon receiving stockholder approval and such stockholder approval is not obtained, no Purchase Rights granted under the Plan or such Offering shall be exercised and all payroll deductions accumulated during the Offering shall be distributed to the Participants, without interest (unless otherwise specified in the Offering).

10. Covenants	of the Company.

(a)  During the terms of the Purchase Rights granted under the Plan, the Company shall ensure that the amount of shares of Common Stock required to satisfy such Purchase Rights are available.

(b)  The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of shares of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares of Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

11.    Use of Proceeds from Shares of Common Stock.

Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights granted under the Plan shall constitute general funds of the Company.

12.    Rights as a Stockholder.

A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights granted under the Plan unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights granted under the Plan are recorded in the books of the Company (or its transfer agent).

13.    Designation of Beneficiary.

(a)  A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering.

(b)  The Participant may change such designation of beneficiary at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14.    Adjustments upon Changes in Securities; Corporate Transactions.

(a)  If any change is made in the shares of Common Stock, subject to the Plan, or subject to any Purchase Right, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the type(s), class(es) and maximum number of shares of Common Stock subject to the Plan pursuant to Section 4(a), and the outstanding Purchase Rights granted under the Plan shall be appropriately adjusted in the type(s), class(es), number of shares and purchase limits of such outstanding Purchase Rights. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)  In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not assume such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then, the Participants’ accumulated payroll deductions (exclusive of any accumulated interest that cannot be applied toward the purchase of shares of Common Stock under the terms of the Offering) shall be used to purchase shares of Common Stock immediately prior to the Corporate Transaction under the ongoing Offering, and the Participants’ Purchase Rights under the ongoing Offering shall terminate immediately after such purchase.

15.    Amendment of the Plan.

(a)  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 14 relating to adjustments upon changes in securities and except as to amendments solely to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Related Corporation, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

(b)  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Purchase Rights granted under the Plan into compliance therewith.

(c)  The rights and obligations under any Purchase Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws or governmental regulations, or (iii) as necessary to ensure that the Plan and/or Purchase Rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.    Termination or Suspension of the Plan.

(a)  The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares of Common Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  Any benefits, privileges, entitlements and obligations under any Purchase Rights granted under the Plan while the Plan is in effect shall not be impaired by suspension or termination of the Plan except (i) as expressly provided in the Plan or with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, regulations, or listing requirements, or (iii) as necessary to ensure that the Plan and/or Purchase Rights granted under the Plan comply with the requirements of Section 423 of the Code.

17.    Effective Date of Plan.

The Plan shall become effective as determined by the Board, but, subject to the provisions of subsection 9(d) herein, no Purchase Rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

18.    Miscellaneous Provisions.

(a)  The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

P R O X Y	PACIFICARE HEALTH SYSTEMS, INC. THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned holder of common stock acknowledges receipt of a copy of the Annual Report and the proxy statement, dated May 8, 2002, and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. David A. Reed and Howard G. Phanstiel, and each of them, as proxies, with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, cumulatively or otherwise as designated below, all the shares of PacifiCare common stock held of record by the undersigned on April 19, 2002, at the Annual Meeting of Stockholders to be held on June 13, 2002, or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

FOLD AND DETACH HERE

Please mark your vote as in this example	☒

1. ELECTION OF DIRECTORS	FOR the nominees listed below	WITHHOLD AUTHORITY (Except as indicated to the contrary to vote for nominees listed below)	2. Approval of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 Bradley C. Call 02 Howard G. Phanstiel 03 Lloyd E. Ross	☐	☐	3. Declassify the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
(Instruction: To withhold authority to vote for any nominee, write the nominee’s name in the space provided below.)
			5. If you plan to attend the Annual Meeting, please check here.		☐

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF THIS PROXY CARD IS PROPERLY EXECUTED, THE PROXIES WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSALS 1 AND 2, AND VOTE AGAINST PROPOSAL 3.

Signature(s)	Dated: , 2002
PLEASE sign exactly as your name appears on the proxy. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

P R O X Y	VOTING INSTRUCTIONS TO TRUSTEE FOR THE ANNUAL MEETING OF STOCKHOLDERS – JUNE 13, 2002

THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE PACIFICARE HEALTH SYSTEMS, INC. SAVINGS AND PROFIT-SHARING PLAN WHO HAVE RIGHTS IN PACIFICARE COMMON STOCK.

The undersigned Participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan or 401(k) Plan hereby instructs Wells Fargo Bank, as Trustee, to vote all shares of PacifiCare common stock allocated to the accounts of the undersigned under the 401(k) Plan, and to act in its discretion upon such other business as may properly come before, and to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 13, 2002, or any adjournment thereof.

PLEASE CAREFULLY REVIEW THE ENCLOSED NOTICE TO 401(k) PLAN PARTICIPANTS BEFORE COMPLETING AND MAILING THIS CARD.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

FOLD AND DETACH HERE

Please mark your vote as in this example	☒

1. ELECTION OF DIRECTORS	FOR the nominees listed below	WITHHOLD AUTHORITY (Except as indicated to the contrary to vote for nominees listed below)	2. Approval of the PacifiCare Health Systems, Inc. 2001 Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
01 Bradley C. Call 02 Howard G. Phanstiel 03 Lloyd E. Ross	☐	☐	3. Declassify the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. The Trustee may vote in its discretion upon such other business as may properly come before the meeting.

(Instruction: to withhold authority to vote for any nominee, write the nominee’s name in the space provided below.)			5. If you plan to attend the Annual Meeting, please check here.		☐

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF THIS PROXY CARD IS PROPERLY EXECUTED, THE TRUSTEE WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE FOR PROPOSALS 1 AND 2, AND VOTE AGAINST PROPOSAL 3.

Signature(s)	Dated: , 2002
PLEASE sign exactly as your name appears on the proxy. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE